Exhibit 10.34
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (the “Agreement”) is entered into as of_______________, by and between Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), and _______________, (the “Indemnitee”).
     WHEREAS, the Indemnitee is a director or officer of the Company and in such capacity is performing valuable services for the Company;
     WHEREAS, the Bylaws (the “Bylaws”) of the Company and Section 2-418 of the Maryland General Corporation Law (the “MGCL”) provide for indemnification by the Company of its directors and officers as provided therein;
     WHEREAS, to provide the Indemnitee with additional contractual assurance of protection against personal liability in connection with certain proceedings described below, the Company desires to enter into this Agreement;
     WHEREAS, Section 2-418(g) of the MGCL expressly provides that the indemnification provisions of Section 2-418 of the MGCL are not exclusive of any other indemnification rights under the charter or bylaws of a corporation, a resolution of stockholders or directors, an agreement or otherwise, and this Agreement is being entered into as permitted by the MGCL and the Bylaws and as authorized by the Board of Directors of the Company (the “Board of Directors”); and
     WHEREAS, to induce the Indemnitee to continue to provide services to the Company as a director or officer, and to provide the Indemnitee with specific contractual assurance that indemnification will be available to the Indemnitee regardless of, among other things, any amendment to the Bylaws or any acquisition transaction relating to the Company, the Company desires to provide the Indemnitee with protection against personal liability.
     NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and the Indemnitee hereby agree as follows:
     Section 1.   Definitions.   For purposes of this Agreement:
     (a)          “Company Status” describes the Indemnitee’s status as a person who is or was a director or officer of the Company or who is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether conducted for profit or not for profit.
     (b)          “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding (as hereinafter defined) in respect of which indemnification is sought by the Indemnitee.
     (c)          “Effective Date” means the date of this Agreement as set forth above.
     (d)          “Expenses” shall include all fees, retainers and disbursements of counsel, court costs, arbitrator costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.
     (e)          “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the past two years has been, retained to represent (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.
     (f)          “Proceeding” includes any action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, including appeals therefrom, whether civil, criminal, administrative or investigative, except one initiated by the Indemnitee pursuant to Section 9 of this Agreement to enforce the Indemnitee’s rights under this Agreement.
     Section 2.   Indemnification.   The Company hereby indemnifies the Indemnitee and agrees to hold the Indemnitee harmless to the fullest extent permitted under the MGCL and/or any other applicable law. Without limiting the effect of the preceding sentence, the Indemnitee shall be indemnified and held harmless as provided in this Agreement and under applicable law, the Articles of Amendment and Restatement of the Company (the “Charter”), the Bylaws, any agreement, a vote of the stockholders or resolution of the Board of Directors or otherwise if, by reason of the Indemnitee’s Company Status, the Indemnitee is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Proceeding, including a Proceeding by or in the right of the Company, whether the basis of such Proceeding is an alleged action or omission in an official capacity or in any other capacity by reason of the Indemnitee’s Company Status. Subject to Section 13, the Indemnitee shall be indemnified against Expenses, liabilities, losses, judgments, penalties, fines, amounts paid in settlement, and ERISA excise taxes and penalties, in each case actually and reasonably incurred by or on behalf of the Indemnitee in connection with such Proceeding or any claim, issue or matter therein.
     Section 3.   Expenses of a Successful Party.   Without limiting the effect of Section 2, Section 4, Section 5 or any other provision of this Agreement, to the extent that the Indemnitee is by reason of the Indemnitee’s Company Status a party to and is successful on the merits or otherwise in any Proceeding, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, without limitation of the Indemnitee’s right to indemnification with respect to claims, issues or matters as to which the Indemnitee is not wholly successful, indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of such Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Agreement and without limitation of the foregoing, the term “successful on the merits or otherwise” shall include, but not be limited to, (i) any termination, withdrawal or dismissal (with or without prejudice) of any Proceeding against the Indemnitee without a conviction or an express finding of liability against the Indemnitee, (ii) the expiration of 180 days after the making of any claim or threat of a Proceeding without in each case the institution of the same and without any promise of payment or payment made to induce a settlement or (iii) the settlement of any actual or threatened Proceeding pursuant to which the Indemnitee pays less than $25,000.
     Section 4.   Witness Expenses.   Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of the Indemnitee’s Company Status, a witness for any reason in any Proceeding to which the Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith.
     Section 5.   Advances.   The Company shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, advance all reasonable Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding within twenty (20) days after the receipt by the Company of a statement from the Indemnitee requesting such advance from time to time, whether prior to or after final disposition of such Proceeding. Such statement shall reasonably evidence the Expenses incurred by or on behalf of the Indemnitee and shall be accompanied or preceded by (i) an affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification under this Agreement has been met and (ii) an undertaking by or on behalf of the Indemnitee to repay any Expenses advanced if it shall ultimately be determined by final judicial determination from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified against such Expenses. The Indemnitee shall use its good faith efforts to notify the Company of Expenses incurred by or on behalf of the Indemnitee by not later than six months after the incurrence of such Expenses. The advancement of Expenses pursuant to this Section 5 shall not be construed as a loan to the Indemnitee, and the Indemnitee shall not be obligated to repay any Expenses advanced, until such time as it shall have ultimately been determined by final judicial determination from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified against such Expenses.
     Section 6.   Selection of Counsel.   In the event that the Company shall be obligated under this Agreement to pay the Expenses of any Proceeding against the Indemnitee, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee (who shall not unreasonably withhold such approval), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding; provided, that (i) the Indemnitee shall have the right to employ his or her own counsel in any such Proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized in writing by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of such defense and shall have notified the Company in writing thereof, (C) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Indemnitee and other indemnitees of the Company being represented by counsel retained by the Company in the same Proceeding and shall have notified the Company in writing thereof, or (D) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding within a reasonable time frame, then the reasonable fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.
     Section 7.   Determination of Entitlement to Indemnification.
     (a)          To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including such documentation and information as may be reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification.
     (b)          A determination with respect to the Indemnitee’s entitlement to indemnification shall be made: (i) by the Board of Directors (A) by a majority vote of those members of the Board of Directors that are Disinterested Directors, provided that such Disinterested Directors constitute a quorum of the Board of Directors, or (B) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors consisting solely of two or more Disinterested Directors who were duly designated to act in the matter by a majority vote of the full Board of Directors, (ii) by Independent Counsel selected by the Board of Directors or a committee of the Board of Directors by vote as set forth in clause (i) or, if the requisite quorum of the full Board of Directors cannot be obtained therefor and the committee cannot be established, by a majority vote of the full Board of Directors, or (iii) by the stockholders of the Company. The Company shall promptly deliver to the Indemnitee a copy of any written legal opinion delivered by Independent Counsel in relation to clause (ii). The Company shall pay all fees and expenses of any Independent Counsel. In addition to the advancement of Expenses pursuant to Section 5 (which shall be made in the manner set forth in Section 5), other indemnification payments shall be made to the Indemnitee within twenty (20) days after the determination of the Indemnitee’s right to indemnification.
     (c)          The Indemnitee shall cooperate with the person or entity making the determination of the Indemnitee’s entitlement to indemnification and shall provide upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by the Indemnitee in so cooperating shall be borne by the Company (irrespective of the determination as to the Indemnitee’s entitlement to indemnification) and the Company hereby agrees to indemnify and hold harmless the Indemnitee with respect to such costs or expenses.
     Section 8.   Presumptions.
     (a)          In making a determination with respect to the Indemnitee’s entitlement to indemnification hereunder, the person or entity making such determination shall presume that the Indemnitee is entitled to indemnification under this Agreement, and the Company shall have the burden of proof to overcome such presumption.
     (b)          If the person or entity making the determination whether the Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be entitled to such indemnification, in the absence of (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under Maryland law. The sixty (60)-day period may be extended for a reasonable time, not to exceed thirty (30) days, if the person or entity making said determination in good faith requires additional time for obtaining or evaluating relevant documentation and information. The foregoing provisions of this Section 8(b) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders and if within fifteen (15) days after receipt by the Company of the request for such determination the Board of Directors resolves to submit such determination to the stockholders for consideration at an annual or special meeting thereof to be held within seventy-five (75) days after the date of such receipt and such determination is made at such meeting.
     (c)          The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not by itself adversely affect the right of the Indemnitee to indemnification.
     (d)          The knowledge or actions, or failure to act, of any director, officer, agent or employee of the Company or of any director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with respect to which the Indemnitee is serving at the request of the Company, in each case other than the Indemnitee, shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.
     (e)          For purposes of any determination hereunder, the Indemnitee shall, without limitation, be deemed to have acted in good faith and without deliberate dishonesty and, with respect to any criminal proceeding, to have had no reasonable cause to believe that the act or omission was unlawful, if (i) in performing his or her duties, the Indemnitee relied on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by (A) an officer or employee of the Company whom the Indemnitee reasonably believed to be reliable and competent in the matter presented, (B) a lawyer, public accountant or other person as to a matter which the Indemnitee reasonably believed to be within the person’s professional or expert competence or (C) in the event that the Indemnitee is a director of the Company, a committee of the Board of Directors on which the Indemnitee does not serve, as to a matter within its designated authority, if the Indemnitee reasonably believed the committee to merit confidence and (ii) the Indemnitee did not have any knowledge concerning the matter in question which would cause such reliance to be unwarranted.
     (f)          The Company acknowledges that its operations are subject to various state and local rent control laws and other similar regulations (collectively the “Regulatory Laws”), some of which include criminal sanctions for non-compliance. With respect to the Regulatory Laws, the Indemnitee shall not be construed to have reasonable cause to believe that the Indemnitee’s acts or omissions were unlawful, and the Indemnitee shall therefore be presumed to be entitled to indemnification, if the Indemnitee acted in good faith or the act or omission complained of arose out of rent increases or other activities in the ordinary course of the Company’s operations.
     Section 9.   Remedies.
     (a)          In the event that: (i) a determination is made that the Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses pursuant to Section 5 is not timely made pursuant to this Agreement or (iii) payment of indemnification due the Indemnitee under this Agreement is not made within sixty (60) days after the Indemnitee has made a written claim therefor to the Company, the Indemnitee shall be entitled, at the election of the Indemnitee, to an arbitration at JAMS or an adjudication in an appropriate court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advancement of Expenses. Any arbitration pursuant to this Section 9 shall be conducted at Chicago, Illinois before a sole arbitrator and shall be administered by JAMS pursuant to its comprehensive rules. Judgment on the arbitration award may be entered in any court having jurisdiction.
     (b)          Any arbitration or judicial proceeding commenced pursuant to this Section 9 shall be conducted in all respects as a de novo trial on the merits and the Indemnitee shall not be prejudiced by reason of the failure by the Company to make a determination of the Indemnitee’s right to indemnification or a determination that the Indemnitee is not entitled to indemnification. The Company shall have the burden of proving that the Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, in any (i) arbitration or judicial proceeding commenced by the Indemnitee pursuant to this Section 9 or (ii) judicial proceeding commenced by the Company for the repayment of Expenses advanced pursuant to Section 5.

     (c)          If a determination shall have been made or deemed to have been made pursuant to this Agreement that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any arbitration or judicial proceeding commenced pursuant to this Section 9 in the absence of (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statements not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under Maryland law.
     (d)          The Company shall be precluded from asserting in any arbitration or judicial proceeding commenced by the Indemnitee pursuant to this Section 9 or judicial proceeding commenced by the Company for the repayment of Expenses advanced pursuant to Section 5 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.
     (e)          In the event that the Indemnitee (i) commences an arbitration or judicial proceeding pursuant to this Section 9 with respect to the Indemnitee’s rights under, or to recover damages for breach of, this Agreement or (ii) defends a judicial proceeding commenced by the Company for the repayment of Expenses advanced pursuant to Section 5, and in either case is successful in whole or in part, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by such Indemnitee in connection with such arbitration or judicial proceeding. Notwithstanding anything to the contrary contained in this Agreement, the Indemnitee shall be entitled to the advancement of Expenses with respect to any arbitration or judicial proceeding commenced by the Indemnitee pursuant to this Section 9 or judicial proceeding commenced by the Company for the repayment of Expenses advanced pursuant to Section 5. Such advancement of Expenses pursuant to this Section 9(e) shall be made in accordance with the procedures set forth in Section 5 as if the arbitration or judicial proceeding were a Proceeding thereunder, except that the Indemnitee shall only be required to repay the Expenses to the extent that the final arbitral or judicial determination includes a finding that the material assertions made by the Indemnitee were not made in good faith or were frivolous.
     Section 10.    Non-Exclusivity; Insurance; Subrogation.
     (a)          The rights provided to the Indemnitee pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the Charter, the Bylaws, any agreement, a vote of the stockholders, a resolution of the Board of Directors or otherwise. No amendment or alteration of this Agreement or any provision hereof shall be effective as to the Indemnitee to decrease the rights of indemnification with respect to any action taken or omitted by the Indemnitee prior to such amendment or alteration.
     (b)          To the extent that the Company maintains an insurance policy or policies providing liability insurance for the directors and officers of the Company, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available, and upon the occurrence of any event constituting a change of control of the Company under the policy or policies then in effect, the Company shall obtain continuation and/or “tail” coverage for the Indemnitee to the maximum extent obtainable at such time.
     (c)          In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers and take all actions reasonably necessary to secure such rights.
     (d)          The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement, or otherwise.
     Section 11.   Continuation of Indemnification.   All agreements and obligations of the Company contained herein shall continue during the period the Indemnitee is a director or officer of the Company and shall continue thereafter so long as the Indemnitee shall be subject to any threatened, pending or completed Proceeding by reason of such Indemnitee’s Company Status and during all applicable periods of limitations for any act or omission occurring during the time that the Indemnitee was a director or officer. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company against the Indemnitee or the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern; and provided further, however, that except for liabilities based on the Indemnitee’s receipt of an improper personal benefit no legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company following the Indemnitee’s death. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnitee and the Indemnitee’s heirs, executors and administrators.
     Section 12.   Severability.   If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.
     Section 13.   Exceptions to Right of Indemnification.   Notwithstanding any other provisions of this Agreement, the Indemnitee shall not be entitled to indemnification (except with respect to Expenses as and to the extent provided in Section 5 and Section 9(e)) under this Agreement: (i) with respect to any Proceeding initiated by such Indemnitee against the Company without the prior authorization of the Board of Directors, other than a proceeding commenced by the Indemnitee to enforce or establish its rights under this Agreement, (ii) with respect to any Proceeding in which the Indemnitee’s act or omission was material to the cause of action adjudicated and was committed in bad faith or was the result of active and deliberate dishonesty, (iii) if the Indemnitee actually received an improper personal benefit in money, property or services and such benefit was material to the Proceeding for which indemnification is being sought or (iv) in the case of a criminal Proceeding the Indemnitee had reasonable cause to believe that the act or omission was unlawful (it being understood that if the Indemnitee is successful on the merits or otherwise in any such Proceeding, the Indemnitee shall be entitled to all rights to indemnification and reimbursement of Expenses contemplated by this Agreement). In addition, the Indemnitee shall not be entitled to indemnification under this Agreement in respect of any Proceeding in which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that a court of appropriate jurisdiction shall determine that, in view of all the relevant circumstances, the Indemnitee is fairly and reasonably entitled to indemnification. The Company shall not be obligated to indemnify the Indemnitee hereunder for any amounts paid in settlement of a Proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; provided, that the Indemnitee shall not be required to obtain the consent of the Company with respect to the settlement of a Proceeding for less than $25,000.
     Section 14.   Headings.   The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
     Section 15.   Modification and Waiver.    No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.
     Section 16.   Notice by the Indemnitee.   The Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, and such notification shall without limitation represent the Indemnitee’s request for indemnification pursuant to Section 7(a); provided, however, that the failure by the Indemnitee to provide such prompt notification shall not relieve the Company of any of its obligations under this Agreement except to the extent that the Company is actually prejudiced thereby. The Indemnitee shall be relieved of its obligation to provide notice to the Company pursuant to the preceding sentence in the event that the Chief Executive Officer of the Company (where the Indemnitee is not the Chief Executive Officer of the Company) or the General Counsel of the Company (where the Indemnitee is the Chief Executive Officer of the Company) has actual knowledge of the relevant Proceeding. If at the time of the receipt of a notice pursuant to this Section 16 the Company has directors and officers liability insurance in effect, the Company shall give prompt notice with respect to such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
     Section 17.   Notices.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and received by the party to whom said notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, if so delivered or mailed, as the case may be, to the following addresses:
If to the Indemnitee, to the address set forth on the signature page of this Agreement.
If to the Company, to:
Equity LifeStyle Properties, Inc.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606
Attn: General Counsel
     or to such other address as may have been furnished to the Indemnitee by either party to the other.
     Section 18.   Governing Law.   The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland.
     Section 19.   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement binding on the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EQUITY LIFESTYLE PROPERTIES, INC.
By
Title: Executive Vice President and General Counsel

INDEMNITEE

Name:
Address: